Employment Contract
Senior Executive Manager

between	KWICK! Community GmbH & Co. KG
from there the personally liable partner KWICK! Community
Beteiligungs-GmbH,
represented by its sole shareholder
Kiwibox.Com, Inc., 330 West 38th Street, New York, NY 10018, USA,
represented by its President and CEO, Mr. André Scholz

- hereinafter referred to as employer -

and	Benjamin ROTH
Sodener Strasse 34, D-70372 Stuttgart

- hereinafter referred to as employee -

1.	Subject of the contract

1.1	The employee shall be employed by the employer as Senior Executive Manager and shall manage the entire development department of the company from 07/01/2011 in accordance with the provisions below.

1.2	The employer shall also be entitled, for urgent operational reasons, to entrust the employee with other reasonable which match the employee's skills.

1.3
The conclusion of contracts with a volume of more than EUR 150,000.- (per contract) and the employment or dismissal of more than three staff members within thirty (30) days shall require the prior approval of Kiwibox.Com Inc. in text form (letter, fax, email).

2.           Working hours / Place of work

2.1
The regular weekly working time shall consist of 40 hours. The start and end of the daily working hours and breaks shall depend on the employer's company regulations, taking into account operational requirements.

2.2
Insofar as the operational circumstances require, when requested by the employer the employee shall also be obliged to work overtime, and on weekends and public holidays in accordance with the statutory regulations.

2.3
The place of work shall always be the location of the employer's premises. For urgent operation reasons, when requested by the employer the employee shall be obliged to temporarily perform his activity at another location.

2.4	The employee is aware that the activity can also require domestic and foreign travel and that he can be required to participate in further training.

3.	Remuneration

3.1.1
The employee shall be paid a remuneration of EUR 162.000,00 gross (in words: one hundred sixty-two thousand euros) per year which shall be divided into twelve (12) equal installments of EUR 13,500.00 each (in words: thirteen thousand five hundred euros) on the last day of each month with the statutory deductions being retained, in particular income tax and the contributions to social insurance, and shall be paid to the employee's account specified in item 3.2.

3.1.2
Together with the remuneration in accordance with item 3.1.1, the employer shall pay an amount equivalent to half the monthly contributions to the employee's private health insurance to the employee as salary (remuneration component). The employee shall prove the amount of the monthly contributions to his private health insurance to the employer when the employment contract begins and also any subsequent changes to the contributions without delay by presenting the demands for payment.

3.1.3
In addition, the employer shall pay the employee the sum of EUR 13.500,00 (in words: thirteen thousand five hundred euros) as a "thirteenth monthly salary." This shall be paid to the account specified in item 3.2 on the last day of December, with the statutory deductions being retained.

3.2	The remuneration in accordance with items 3.1.1 through 3.1.3 must be paid to the following account of the employee:

Account holder:	Benjamin ROTH
Account number:	7836046475
BLZ:	600 501 01
Bank:	BW-Bank

3.3
To permit payment of the remuneration to the employee, the employee must have provided the employer with a valid tax card or has provided the employer with his tax identification number and date of birth for the purpose of calling the electronic pay-as-you-earn income tax scheme (ELStAM).

3.4	If the employee enters or leaves the company during the year, the remuneration according to items 3.1.1 through 3.1.3 shall be paid pro rata temporis.

3.5	Overtime, extra working hours and work on Saturdays, Sundays and public holidays shall to a degree which is legally permissible shall be settled by the remuneration payment.

3.6
Remuneration claims of the employee may not be pledged or transferred without the written consent of the employer. The employer's consent may only be refused for important reasons. The employee must bear all costs which arise from pledging or transferring the salary claims.

3.7
If excess remuneration is paid, this excess must be reimbursed in full when the employee becomes aware of the overpayment or when the employee is responsible for the reason for the overpayment. A set-off against the employer's claim for reimbursement shall be permissible only with accepted or legally recognized claims of the employee.

4.	Validity period / Termination

4.1
The employment contract shall begin on 07/01/2011 and shall initially be limited to 06/30/2016 (minimum contract duration). If neither party objects to the employment contract 's extension in writing with a period of notice of six (6) months, it shall be extended for an indefinite time. The date of receipt of this objection shall determine that the extension complies with the deadline.

4.2
During the agreed minimum contract duration the employment contract, extraordinary termination without notice shall be possible only when there is an important reason for this. In accordance with the mutual wish of the contractual parties, an important reason which entitles the employer to declare extraordinary premature termination without notice shall exist when

4.2.1
without any legal reason the employee refuses to perform the tasks and duties which are assigned to him in conjunction with his terms of employment and still refuses to perform the aforementioned duties twenty (20) days after receiving a written warning relating to this refusal from Kiwibox.Com Inc., the sole shareholder of the employer; or

4.2.2
the employee continuously infringes fundamental duties in accordance with this employment contract, in particular the provisions of item 10. (Obligation to confidentiality / Handling business data) and/or item 14. (Ownership of and usage rights for work results) and when it can be proven that a significant loss has been and/or will be incurred by the employer or Kiwibox.Com Inc., the sole shareholder of the employer, as a result of this infringement; or

4.2.3
the employee is guilty, either through gross negligence or willfully, of misconduct which must be disapproved of in accordance with the legal system and which has demonstrably resulted in a significant loss being incurred by the employer or Kiwibox.Com Inc., the sole shareholder of the employer; or

4.2.4	the employee is taken to court or sentenced for a crime which according to the applicable law shall be punished by a custodial sentence of at least one year.

4.2.5
When items 4.2.1 and 4.2.2 apply, extraordinary notice shall become effective no earlier than thirty (30) days after receipt of a written warning relating to this infringement from Kiwibox.Com Inc., the sole shareholder of the employer,and only when the employee, despite the warning, has failed to remedy this infringement within thirty (30) days of receiving this warning.

4.2.6	When items 4.2.3 and 4.2.4 apply, an extraordinary termination shall become effective immediately after its receipt.

4.2.7
An important reason which shall entitle the employer to extraordinary premature termination shall also exist when both in the period from 07/01/2011 through 06/30/2012 and in the period from 07/01/2012 through 06/30/2013 the "net profit" earned by KWICK! is more than ten percent (10%) lower than the "net profit" in the period from 07/01/2010 through 06/30/2011 and, in addition, one of the items 4.2.1 through 4.2.4 applies. Termination on this basis shall only be possible within thirty (30) days of the relevant ascertainment of profits being available for the period from 07/01/2012 through 06/30/2013, and can only be implemented up to 15 September 2013. The definitive "net profit" shall be calculated solely in accordance with the provisions of article 1 item 1.1 (e) D. and E. of the share purchase agreement governing the shares in the business of KWICK! Community GmbH & Co. KG and KWICK! Community Beteiligungs GmbH ("LIMITED  PARTNER’S INTEREST AND SHARE PURCHASE AGREEMENT") of 09/30/2011.

4.3
If the employer nevertheless wishes to terminate the employment contract prematurely without an important reason existing, the employer shall be obliged to conclude a termination agreement with the employee and to pay a financial settlement to the employee. With respect to the amount of this financial settlement, the parties shall herewith agree that this must be at least equivalent to the amount the employer would be obliged to pay the employee if the employment contract were to continue to the end of the minimum contract duration (full outstanding remuneration up to the expiry of the agreed minimum contract duration in accordance with items 3.1.1 through 3.1.3). In the absence of any different provisions, the financial settlement must be paid to the employee in one sum within seven (7) days of the termination agreement coming into force to the account specified in item 3.2. The employee can also request the employer to agree different payment dates or to split the payment. The parties are in agreement that an obligation of the employer to pay the financial settlement in accordance with this item does not exist in all cases of effective termination of the employment contract because of an important reason by means of extraordinary termination without notice.

4.4
After the minimum contract duration has expired, the employment contract can be terminated ordinarily with a period of notice of six (6) months. The date of receipt of the termination shall determine that it complies with the deadline.

4.5
In the case of termination the employer shall be entitled to release the employee from work for the remaining time up to the end of the employment contract while continuing to pay the remuneration for his work if interests of the employer which are particularly worthy of protection and predominant justify this. This release shall make allowance for any outstanding leave entitlement. The employer shall be able to cancel this release at any time after the period in which allowance was made for the leave entitlement has expired.

4.6	In all cases the employment contract shall terminate automatically at the end of the month in which the employer has reached the statutory retirement age.

4.7	The right of both parties to extraordinary termination for an important reason (item 4.2) shall remain unaffected. Every termination must be issued in writing.

4.8
When the employment contract ends, the employee must return any work and business documentation provided by the employer and any other working materials without being requested to do so. A right of retention for this material shall be excluded for the employee.

5.	Leave

5.1
The employee shall have an annual leave of thirty (30) workdays per calendar year. Workdays shall be all calendar days with the exception of Saturdays, Sundays and public holidays at the work location. The employee's leave entitlement shall also comply with the statutory regulations (in particular the German Federal Leave Act). In the first and last year of employment, leave may only be granted pro rata in accordance with the duration of employment in the calendar year concerned.

5.2
The time at which leave is taken must be agreed with the employer in good time before the desired start of the leave. Here the employee must take the requirements of the employer appropriately into consideration. Leave shall be requested and granted in text form.

5.3
If, at the time the employment contract is terminated, the leave entitlement has not been taken, leave must be taken during the period of notice provided this is possible in consideration of operational interests. If, for operational reasons or because of sickness of the employee, the leave cannot be taken before the employment contract ends, financial compensation must be provided.

5.4
Remaining leave from the previous year must be taken by 03/31. If, for operational reasons or because of sickness of the employee, the leave entitlement from the previous year could not be taken by this time, financial compensation must be provided.

6.	Secondary employment

6.1
The employee shall not be available exclusively to the employer. The employee is also active as a shareholder and Senior Executive Manager of the company Jaumo GmbH ("JAUMO") and the company Celebrity News UG / AG ("PROMIFLASH"). The type and scope of the employee's activities for JAUMO  and PROMIFLASH are known to the employer and shall also be expressly permitted in the same scope in the future.

6.2
Prior notification of any secondary employment above and beyond this while the employment contract is valid must be given to the employer in text in text form (letter, fax, email). The employer shall be able to object to the commencement of such secondary employment only when the further secondary employment shall significantly impair the employee in fulfilling his duties and other justified interests of the employer. A significant impairment of the interests of the employer shall not exist if, while performing his further secondary employment, the employee fulfills his obligations in accordance with this contract in their full scope.

7.	Prevented work attendance / Sickness

7.1	The employee shall be obliged to inform the employer without delay of any instance when they shall be prevented from attending work and of its estimated duration.

7.2
When the employee is prevented from attending work because of sickness, he must notify the employer of his unfitness for work and its estimated duration from the second (2nd) day of the sickness-related absence by means of a doctor's certificate. The doctor's certificate must be submitted to the employer no later than on the second (2nd) day of the sickness-related absence. In addition, the employer shall at all times be entitled to demand proof of unfitness for work by means of a doctor's certificate from the first (1st) sick day. If the sickness-related absence lasts longer than specified on the certificate, the employee shall be obliged to submit a new doctor's certificate to the employer before the confirmed sick leave has expired.

7.3	Continued remuneration in the case of sickness shall be determined in accordance with the applicable statutory regulations.

7.4
The employee shall herewith transfer to the employer any claims for damages the employee shall lodge against third parties who have caused or contributed to the employee's sickness or unfitness for work to the value of the continued remuneration already paid. The employer shall herewith accept this transfer. The employee shall be obliged to provide the information required to enforce the claims against third parties without delay and to cooperate in enforcing these claims.

8.	Affirmation of the fitness for work

8.1
The employee shall affirm that he is fit for work with respect to his area of responsibility and the activities entrusted to him, that at the time he was employed he was not suffering from any contagious illness, that no impairment to his health existed which would restrict his suitability for the envisaged activity in the long term or at recurring intervals, and also that no other circumstances exist which would hinder the assumption of this work or activity (operation, treatment at a health resort, etc.) by the employee or make this considerably more difficult.

8.2
The employee shall affirm that he is not severely disabled in accordance with the German Severely Handicapped Persons Act and has also not submitted an application for recognition as a severely disabled person.

8.3	The employee shall affirm that he does not have a criminal record and that no criminal proceedings have been opened against him.

9.	Noncompetition clause

9.1
For the duration of his employment at the employer and for two (2) years after the employment contract has terminated, the employee shall not be permitted to be commercially active in the immediate businessarea of the employer as a freelancer, consultant, employee, managing director or shareholder with influence on managing a business and so enter directly or indirectly into competition with the employer. The noncompetition clause shall cover all business ventures and companies which operate a general interest social network focused on the German-speaking market.

9.2	The employee shall be expressly permitted to engage in any other type of commercial activity not covered by the noncompetition clause described above in accordance with item 6.

9.3	The activities of the employee for JAUMO and PROMIFLASH (item 6.) shall expressly be excluded from the noncompetition clause in accordance with the wishes of both parties.

10.	Obligation to confidentiality / Handling business data

10.1
The employee shall be obliged to maintain absolute silence vis-à-vis outsiders and uninvolved staff members and other third parties about his remuneration and all in-house matters, in particular business and trade secrets that are identified or recognizable as such. This secrecy obligation shall also cover the matters of affiliated companies and cooperation partners of the employer. It shall be pointed out to the employee that the betrayal of business and trade secrets is punishable according to the Act Against Unfair Practices (§ 17 UWG).

10.2
The exchange of information with Jaumo GmbH as part of the mutual transfer of technology and the utilization of synergy effects in (further) development of/bug fixing on the platforms of KWICK! and JAUMO shall be excluded from the aforementioned obligation to confidentiality, and also the (further) development of know-how in the field of optimum use, monitoring and maintenance of the servers and network infrastructure in accordance with item 1.2 of the Service Contract concluded by KWICK! and Jaumo GmbH on 03/28/2011.

10.3
It shall be pointed out to the employee that in the context of business procedures personal data of customers of the employer, staff members and other persons shall be collected and processed electronically. Insofar as the employee shall obtain access to personal data in the course of his activity, he shall undertake to handle it with the greatest care, to protect it against unauthorized access by third parties, and to use this data solely for the purpose of properly fulfilling his tasks. The employee shall in particular be forbidden from revealing the data to outsiders and uninvolved staff members without the consent of the employer, from forwarding the data to outsiders and uninvolved staff members without authorization, or from making it accessible to these people, or from using it for his own or unrelated purposes.

10.4
The obligation to confidentiality regulated in this item shall also continue after the contract has been terminated. It shall not apply when the data concerned is known to the general public or is generally accessible or if the employee, by rights, is entitled or obliged to provide information, for example to the tax office, the Federal Employment office or any other official agency.

11.	Cooperative duties of the employee

11.1
The employee shall be obliged to devote his labor to the employer in accordance with the provisions of this contract, to comply punctually with the working hours, and, to the best of his ability, to cooperate actively and conscientiously in the further development of the business and in enhancing all services and organizational procedures. Collaboration with the staff members should be cooperative, prudent and responsible. The employee must maintain and promote a good working environment.

11.2
The employee shall be obliged to notify the employer without delay and in text form (letter, fax, email) of any change to his personal circumstances or circumstances with respect to tax and insurance, in particular any change of address and banking details, or tax and insurance numbers.

11.3
When requested by the employer, the employee shall be obliged to participate in training and post-experience training measures. This shall also include the duty to participate in preparatory measures (questionnaires, tests, etc.) which are designed to ascertain the employee's skills and knowledge.

11.4
The employee shall not be permitted to accept gifts/benefits of any kind from third parties, in particular from the company's business partners. He shall be obliged to notify the employer of any such offer without delay.

11.5	The employee shall be obliged to handle any work material and equipment with which he shall be provided with care and to notify the employer without delay of any defective work material and equipment.

12.	Access data, use of computer workstation

12.1
The employee must handle personal data of his own or other people which he knows, in particular passwords, user names and other access data, strictly confidentially and store it in such a manner that third parties cannot obtain knowledge thereof.

12.2
If the employee has reason to assume that third parties have obtained knowledge of such data or are using such data without authorization, he must notify the employer of this without delay and in text form and transfer all clues and evidence for such usage to the employer.

13.	Employee data

The employee shall agree that his own personal data shall be collected, stored, processed and used by the employer for the purpose of implementing the employment contract and personnel management. For this purpose the employer shall also be entitled to forward the personal data to third parties (e.g. tax consultants, social insurance agencies, etc.). The employer shall only forward this data to third parties if the employee has declared his consent or a statutory obligation to forward it exists.

14.	Ownership of and usage rights for work results

14.1
The employer and Jaumo GmbH shall  be entitled to all work results of the employee, including their various preliminary stages, from the time of their creation, but no later than when they are handed over. Insofar as the employee does not perform his activity which is covered by this contract on the employer's business premises but at home or at other locations, the employee shall be obliged to transfer the aforementioned work results to the employer immediately after they have been produced.

14.2
Insofar as the employee creates works which are capable of being protected by copyright or other work results which are capable of being protected to fulfill, in the course of fulfilling or occasionally to fulfill his obligations from the employment contract, he shall herewith transfer to the employer all work results which are non-exclusive which are not restricted with respect to content, time and location and all publication, usage, exploitation and processing rights to all work results which are capable of being protected by copyright, trademark, design patent or utility patent law or any other property rights for comprehensive and unrestricted use by the employer in all known and unknown media and usage forms. This shall in particular include the right to perform modifications, translations, editing or any other redesigns, to distribute the performance results and their preliminary stages, drafts, intermediate results, etc. in original or modified, translated, edited or redesigned form on any medium and on any data carriers in digital, physical or immaterial form, in particular to present these privately and publicly, also using image, sound and other information carriers, the right of use, provision and exploitation on the internet, in data networks and in online services, including the right to make the results available to the users of the aforementioned networks and services in order to call and download them, and the right to use and also to allow third parties to use the results on computers and other data-processing equipment. The transfer of rights shall also include the right to forbid third parties - with the exception of Jaumo GmbH - to use the performance results which are capable of being protected. The transfer of the aforementioned rights shall include permission to edit and transfer / grant licenses to third parties at home and abroad. The employer shall accept this transfer, but shall not be obliged to exercise the rights transferred to the employer.

14.3	The aforementioned transfers of rights shall be settled in full with the employee's remuneration.

14.4
The employee shall affirm that he can actually exercise the rights which he shall grant the employer and has not already granted or shall not grant them elsewhere - for his own or another party's benefit -  in a manner which shall hinder use by the employer. The employer is aware that the work results are used by Jaumo GmbH; the employer shall declare their express consent to this. If third parties lodge a claim against the employer with regard to the work results regulated here because of an infringement of property rights, the employee shall in response to the first request release the employee from all claims of third parties in this connection.

14.5
The employee shall not be entitled to use the works regulated in this item commercially for his own purposes without the consent of the employer either while the employment contract exists or after it has terminated. The right of the employee to cede these work results fully to Jaumo GmbH for the purpose of all-encompassing use shall be expressly excluded here.

15.	Travel expenses / Other expenses

When the employee pays commensurate and required expenses (e.g. travel expenses) in advance, the employer shall reimburse these expenses to the employee in accordance with the highest rates which are permissible for tax purposes when a proper bill is submitted which must accompany the original documents.

16.	Use of company vehicles without a separate company automobile contract

16.1	The employer shall provide the employee with a company vehicle for his sole use in accordance with the following provisions:

▪	The leasing contract which has applied personally for the employee to date (Appendix 1) shall be transferred from the employee to the employer on 07/ 01/2011.
▪
Effective from 07/01/2011, the employer shall enter into this leasing contract in place of the employee and on 07/01/2011 shall take over all the rights and obligations vis-à-vis the lessor resulting from this. Effective from 07/01/2011, the employer shall in particular take over all costs for the employee's company vehicle (all running costs, including the costs for usage, insurance, taxes, repairs, service, comprehensive insurance, co-insurance by the insured, etc.).

▪
When the leasing contract expires, the employer shall be obliged to provide the employee with a new company vehicle of the same class and size with the same fittings, etc. to be chosen by the employee and for his sole use. Provision of a company vehicle of a smaller class and/or with inferior fittings shall be excluded.

▪
The employee shall be entitled to request a vehicle of a higher class and/or with superior fittings. In this case the employee must himself bear the additional costs which are demonstrably incurred by selecting a vehicle of a higher class and/or with superior fittings.

▪	The employee shall also be entitled to use the company vehicle for private purposes and to allow his spouse to use it.
▪
The employee shall tax the private use of the company vehicle according to what is known as the 1% provision. Alternatively the employee shall be free to prove how much the vehicle is used for private purposes by maintaining a vehicle log.

16.2	The employee shall be entitled, but not obliged, to maintain a vehicle log.

16.3
The employee shall be entitled to drive the company vehicle only when he is in possession of a valid driver's license which entitles him to drive a vehicle of the class concerned and no driving ban has been imposed on him.

16.4
The employee shall be obliged to drive the company vehicle carefully and prudently and to comply with traffic regulations. Use of the company vehicle after the consumption of alcoholic beverages, intoxicating substances or medicines which impair awareness shall be strictly forbidden.

16.5
After damage has been caused by an accident, fire, theft, game animals or other causes, the employee shall be obliged to notify the police without delay. This shall also apply in the case of accidents in which no third party is involved. Claims of people involved in an accident may not be recognized. The employee shall also undertake to support the employer in pursuing claims or in contesting claims in all cases regulated in this item 17. to the best of his knowledge and belief and to provide the employer, in text form (letter, fax, email), with all the data, names, addresses, information of/about the persons involved, license numbers, police file numbers, information on witnesses, etc. which is known to him.

17.	Lapse / Cutoff periods

The parties must lodge claims derived from the employment contract no later than six (6) months after they have become due in text form (letter, fax, email) and, if the other party does not reply or rejects such claims, must enforce these claims in court within a further six (6) months, otherwise they shall lapse. The statutory regulations shall apply without restriction for claims derived from inadmissible actions and for a grossly negligent or willful violation of the contractual obligation.

18.	Final provisions

18.1	All agreements concluded between the contractual parties before the conclusion of this contract which concern the employment contract shall be invalidated when this contract is signed.

18.2
If individual provisions of this contract should be or become ineffective, this shall not affect the validity of the contract as a whole. Invalid provisions shall be amicably replaced by others which are most suitable for achieving the desired commercial effect taking into account the interests of both parties. The same shall apply for filling gaps which might be found in this contract.

18.3
No subsidiary agreements have been made. To become effective, amendments and additions to this contract must be in written form. The same shall apply for any agreement which sets aside the written form clause.

18.4	This contract shall be subject to the law of the Federal Republic of Germany, with the exception of the provisions of private international law (IPR).

18.5	The place of fulfillment shall be Weinstadt. If agreements on the legal venue are permissible, Weinstadt shall be agreed on as the sole legal venue.

Weinstadt, date ___________________________________	Weinstadt, date ___________________________________

KWICK! Community GmbH & Co. KG	Benjamin ROTH
of KWICK! Community Beteiligungs-GmbH
of Kiwibox.Com, Inc.
of President and CEO André Scholz